EXHIBIT 10.20

CONFIDENTIAL TREATMENT REQUESTED

MAXLINEAR, INC.

DISTRIBUTOR AGREEMENT

This Distributor Agreement is entered into as of August 12, 2009 (the “Effective Date”) by MaxLinear, Inc., a Delaware corporation with its principal place of business at 2051 Palomar Airport Road, Suite 100, Carlsbad, CA 92011 (“MaxLinear”), and Lestina International Limited, a Hong Kong corporation with its principal place of business Room 1001, 10/F., Chevalier Commercial Centre, 8 Wang Hoi Road, Kowloon Bay, Hong Kong (“Distributor”). The parties agree as follows:

1. DEFINITIONS

1.1 “End User” means any third party that acquires a Product for its own use, but not for resale.

1.2 “Product” means a MaxLinear product identified in Exhibit A.

1.3 “Territory” means the geographic territory identified in Exhibit A.

2. APPOINTMENT AND GENERAL OBLIGATIONS

2.1 Appointment and Restrictions. Subject to the terms of this Agreement, MaxLinear hereby appoints Distributor as a nonexclusive distributor of the Products to End Users located in the Territory for use in the Territory. Subject to the terms of this Agreement, MaxLinear also authorizes Distributor to provide Product-related technical support to End Users that purchase Products from Distributor. Distributor is not authorized to purchase or distribute MaxLinear products that are not listed in Exhibit A. Distributor will use reasonable efforts to promote and market the Products and to increase sales of the Products to End Users located in the Territory. Unless specifically authorized by MaxLinear in writing, Distributor may not resell the Products through reseller or subdistributors of any tier. Distributor will ensure that its sales representatives and agents receive appropriate training relating to the Products. During the term of this Agreement, Distributor will not resell products that compete with the Products. MaxLinear reserves the unrestricted right to market, distribute, and sell the Products inside and outside of the Territory directly to End Users and indirectly through original equipment manufacturers, valued added resellers, and other third party intermediaries.

2.2 Account Manager. Each party will designate a single point of contact within its organization to manage the relationship established by this Agreement (“Account Manager”). Either party may change its Account Manager by providing written notice to the other party. The Account Managers will meet as necessary to discuss the business relationship and manage the activities contemplated by this Agreement. Disputes that cannot be resolved by the Account Managers will be escalated to more senior executives for resolution.

2.3 Advertising and Marketing Practices. Distributor will obtain prior written consent by MaxLinear before advertising or marketing the Products. Distributor will always: (a) identify a Product as being provided directly by MaxLinear; (b) not engage in any deceptive, misleading, illegal, or unethical practices; (c) not make any representations, warranties, or guarantees concerning the Products that are inconsistent with or in addition to those made by MaxLinear in this Agreement; (d) comply with all applicable federal, state, and local laws and regulations; and (e) comply with Section 7 when using any materials to advertise or market the Products. Distributor will indemnify, defend, and hold MaxLinear harmless from and against all damages, liabilities, costs, and expenses, including attorneys’ and experts’ fees and expenses, that MaxLinear may incur as the result of any action brought against MaxLinear and arising out of the acts of Distributor or its agents in breach of this Section 2.3.

2.4 Reports. Within two days of the 15th and last day of each calendar month, Distributor will provide MaxLinear with a detailed report of all sales activities performed during the prior period (“Sales Activity Reports”), which will include a customer backlog and shipment report (with customer name, part number, units shipped, date shipped, price, revenue, backlog listing units, average sales price, and acknowledged ship dates), and an inventory report by Product part number.

2.5 Additional Obligations. In addition to all obligations described in this Agreement, Distributor will: (a) provide at least one dedicated engineer certified by MaxLinear as qualified to provide technical support to End Users; and (b) provide at least two dedicated sales persons to promote and resell the Product to End Users located in the Territory.

2.6 Technical Support for End Users. The parties will cooperate to provide technical support for End Users (including warranty claims) that are not in default as set forth in Exhibit B. The individuals listed in Exhibit B will be the primary contacts for each party with regard to technical support for End Users. The parties will select technical contacts that have been trained in the operation of the Products. Distributor will ensure that its support personnel receive appropriate training relating to the Products.

3. PRODUCT ORDERS

3.1 Forecasts. On or before the first day of each calendar month during the term of this Agreement, Distributor will provide MaxLinear with a 6-month, non-binding, rolling forecast of expected customer shipments, by customer and Product number, for each upcoming calendar month. Distributor will provide MaxLinear with the written forecast in the format specified by MaxLinear. The forecast is for informational and planning purposes only. The forecast is subject to change, and is not a commitment to buy.

3.2 Inventory. Distributor must maintain inventory of each Product in accordance with the procedures identified in Exhibit A.

3.3 Orders and Acceptance. Distributor must initiate all orders for Products with a written purchase order submitted to MaxLinear in the format specified by MaxLinear that sets forth the details for the ordered Products (e.g., type and quantity ordered, delivery destination, requested shipment date). Orders must comply with the order lead-time requirements established by MaxLinear. MaxLinear reserves the right to accept or reject orders or to cancel any order previously accepted if Distributor is in default of any payment obligations to MaxLinear. No partial acceptance of an order will constitute the acceptance of the entire order. The terms of this Agreement will govern the order.

3.4 Minimum Order. Each order placed by Distributor must be for at least US $[***]. The minimum individual line item amount is US $[***]. Minimums do not apply to non-standard, preproduction, EVM board, and obsolete Product orders. Distributor must purchase Products in the packaged quantities indicated on MaxLinear quotations.

3.5 Fulfillment of Orders. MaxLinear will use commercially reasonable efforts to fill all orders by Distributor promptly upon acceptance by MaxLinear. MaxLinear will not be liable for any failure to deliver Products by any particular date.

3.6 Rescheduling of Product Orders. At least 45 days before the estimated Product shipment date specified by MaxLinear, Distributor may reschedule the shipment by providing written notice to MaxLinear that must include the following information: the number of Products for which delivery is to be rescheduled and the rescheduled shipment date. Distributor may only make one rescheduling request per order. The rescheduled shipment date may be no later than 30 days after the original shipment date. Rescheduling request granted by MaxLinear that are greater than 45 days but less than 90 days before MaxLinear’s quoted shipping date may be subject to a rescheduling charge to be reasonably determined by MaxLinear based on MaxLinear’s ability to change its production schedule within the requested period and other factors that may result in costs to Seller, including, without limitation, whether MaxLinear acquired or allocated particular supplies or equipment to meet Distributor’s order. MaxLinear will acknowledge all requests for rescheduled delivery within five business days after MaxLinear’s receipt of such request.

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3.7 Cancellation of Product Orders. Distributor may cancel a Product order by providing written notice to MaxLinear at least 60 days before the estimate Product shipment date specified by MaxLinear. Distributor may not cancel orders for custom Products.

3.8 Product Discontinuation. MaxLinear will notify Distributor prior to discontinuing any Product. Distributor will cooperate with MaxLinear in distributing Product Discontinuation notices to affected End Users, Distributor will be given three months to place final orders (“Last Order Period”) for the Products and an additional three months to take delivery of the Products. Orders for discontinued Products are non-cancellable and non-rescheduleable unless agreed to by MaxLinear in writing. MaxLinear may impose additional restrictions on orders for discontinued Products by providing Distributor with written notice of the terms at the time of the order.

3.9 Stock Rotation. After the end of each six-month period, which beginning on the Effective Date of this Agreement, if Distributor is current in its Sales Activity Reports and Forecasts, Distributor will be entitled to return Products (excluding discontinued Products after the Last Order Period) in its inventory to MaxLinear for credit, so long as the total credit for the six-month period does not exceed [***] percent of the amount of Products purchased during that six-month period. Stock rotation RMA requests must be accompanied by an offsetting purchase order for immediate delivery of Product of equal to or greater value than the return. Distributor has 15 days after the end of each six-month period to submit a stock rotation RMA request.

3.10 Shipment Terms. All Products delivered pursuant to this Agreement will be suitably packed for shipment in MaxLinear’s standard shipping cartons, marked for shipment, and delivered to Distributor or its carrier agent FOB MaxLinear’s point of shipment, at which time risk of loss and title, will pass to Distributor. Unless otherwise instructed in writing by Distributor, MaxLinear will select the carrier. Distributor will pay all freight, insurance, and other shipping expenses, as well as any special packing expense. Distributor will also bear all applicable taxes, duties, and similar charges that may be assessed against the Products after delivery to the carrier at MaxLinear’s facilities. As used in this Agreement, the term FOB will be construed in accordance with the International Chamber of Commerce “Incoterms 2000”.

3.11 Returns. MaxLinear will accept returns of any Products shipped by MaxLinear in excess of the order placed by Distributor. No return of Products will be accepted by MaxLinear without a Return Material Authorization (“RMA”) number, and returned Products must be in MaxLinear’s original shipping cartons complete with all packing materials or other shipping cartons approved by MaxLinear in advance

3.12 General Restrictions. Except as otherwise explicitly provided in this Agreement or as may be expressly permitted by applicable law, Distributor will not, and will not permit or authorize End Users or other third parties to: (a) reproduce, modify, translate, enhance, decompile, disassemble, reverse engineer, or create derivative works of any Product; nor (b) circumvent or disable any technological features or measures in the Products, including security features.

3.13 Export Restrictions. Distributor will not resell or otherwise distribute the Products in any foreign territory where applicable laws would not provide the protections to MaxLinear and the Products intended under this Agreement, or where there is a significant risk that the Products would fall into the public domain. Distributor will comply with all applicable export and reexport control laws and regulations, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State. Specifically, Distributor covenants that it shall not, directly or indirectly, sell, export, reexport, transfer, divert, or otherwise dispose of any products, software, or technology (including products derived from or based on such technology) received from MaxLinear under this Agreement to any destination, entity, or person prohibited by the laws or regulations of the United States, without obtaining prior authorization from the competent government authorities as required by those laws and regulations. Distributor will indemnify, to the fullest extent permitted by law, MaxLinear from and against any fines or penalties that may arise as a result of Distributors breach of this provision. This export control clause shall survive termination or cancellation of this Agreement.

4. DISTRIBUTOR OBLIGATIONS

4.1 Shipment to Customers. Distributor will maintain its inventory of Products current by shipping Products on a first-in/first out basis whenever possible.

4.2 Inspection. Distributor will examine, or cause to be examined, all Products shipped by MaxLinear promptly upon receipt, and immediately file, or cause to be filed, a claim with the carrier upon delivery for any damage to or shortage in the Products, and notify MaxLinear within 14 days after receipt of the Products of any claim.

4.3 Non-competition. Distributor must notify MaxLinear in writing before adding additional product lines other than those handled by the Distributor as of the Effective Date, or whenever its relationship is terminated with any other manufacturer which it represents as of the Effective Date. Distributor will not, without the prior written consent of MaxLinear, sell or solicit orders for any products which compete with the Products, as determined solely by MaxLinear.

4.4 Location. Distributor will stock and resell the Products only through its places of business located within the Territory. Distributor will provide MaxLinear with a list of its places of business within the Territory and agrees that it will not move such places of business to any new or different location without the prior written consent of MaxLinear. Distributor will not stock or resell any Products from any unauthorized location or into any unauthorized location.

5. PRICING, PAYMENTS, AND REPORTING

5.1 Pricing. For all accepted Product orders, Distributor will pay to MaxLinear the then-current Distributor Price List less the commission specified in Exhibit A. For example, if the list price is $[***] and the commission rate is [***]%, then Distributor’s price will $[***].

5.2 Price Protection. If MaxLinear reduces the list price for a Product, MaxLinear will provide Distributor with a nonrefundable credit equal to the quantity of the Product in Distributor’s inventory (and for which Distributor has already paid MaxLinear) multiplied by the difference between (a) the price previously paid by Distributor for each Product unit in its inventory and (b) MaxLinear’s new list price for the Product.

5.3 Reduced Prices. MaxLinear may approve the sale of Products to End Users at a discount. If approved, the Products will be shipped and invoiced at standard prices, and then a credit will then be given through a debit memo. All approved price reductions must be supported by an official quotation by MaxLinear with a MaxLinear generated quote number. All credits will accrue during a calendar month. MaxLinear will issue to Distributor a debit memo for the total monthly credit, if any, within 30 days.

5.4 Price Increases. MaxLinear may increase the price of Products for purchase orders that have been placed but not shipped.

5.5 Payment. Except as otherwise agreed to by the parties in writing, MaxLinear will submit an appropriate invoice to Distributor following acceptance of each order. Distributor will pay the amount stated in the invoice within 30 days of the date of the invoice.

5.6 Currency and Late Payment. Any amount not paid when due will be subject to finance charges equal to 1.5% of the unpaid balance per month or the highest rate permitted by applicable usury law, whichever is less, determined and compounded daily from the date due until the date paid. Distributor will reimburse any costs or expenses (including, but not limited to, reasonable attorneys’ fees) incurred by MaxLinear to collect any amount that is not paid when due. MaxLinear may accept any check or payment in any amount without prejudice to MaxLinear’s right to recover the balance of the amount due or to pursue

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any other right or remedy. Amounts due from Distributor under this Agreement may not be withheld or offset by Distributor against amounts due to Distributor for any reason. All amounts payable under this Agreement are denominated in United States dollars, and Distributor will pay all such amounts in United States dollars.

5.7 Taxes. Other than federal and state net income taxes imposed on MaxLinear by the United States, Distributor will bear all taxes, duties, and other governmental charges (collectively, “taxes”) resulting from this Agreement. Distributor will pay any additional taxes as are necessary to ensure that the net amounts received by MaxLinear after all such taxes are paid are equal to the amounts which MaxLinear would have been entitled to in accordance with this Agreement as if the taxes did not exist.

5.8 Obligation to Pay. Distributor bears sole responsibility to pay for accepted orders for Products regardless of any non-payment by an End User.

5.9 Credit Terms. MaxLinear may, after notice to Distributor, alter any payment terms if, in its sole judgment, any condition or conduct of Distributor’s business requires it, including requiring payment prior to any shipment of Products, whether or not ordered before the date of the notice. Payment prior to shipment of Product may take the form of an irrevocable letter of credit issued or confirmed by a bank acceptable to MaxLinear and must be payable at sight upon presentation of invoice in the currency specified by MaxLinear. A required letter of credit must be valid for a minimum of 90 days beyond the latest scheduled MaxLinear shipping date for the applicable purchase and will be reissued in appropriate form if the amount of the purchase or its scheduled delivery is changed.

5.10 Records. During the term of this Agreement and for three years after, Distributor will maintain at its primary place of business full, true, and accurate books of account (kept in accordance with generally accepted accounting principles) and records concerning all transactions and activities under this Agreement. Such books and records will include and record, without limitation, all data that Distributor is required to provide with respect to Product purchases and support (including End User contact information).

5.11 Audit. In order to verify statements issued by Distributor and Distributor’s compliance with the terms of this Agreement, MaxLinear or its designee may, upon two business days notice to Distributor, audit Distributor’s books of account and records, to which Distributor will provide reasonable access. Any such audit will be conducted at Distributor’s office during normal business hours and so as not to interfere unreasonably with Distributor’s business activities. If an audit reveals that the Distributor has underpaid fees due to MaxLinear, MaxLinear will invoice Distributor for such underpaid amounts based on MaxLinear’s then-current price list, with the invoice subject to the general payment terms of this Agreement. If the underpaid fees exceed 5% of the fees due to MaxLinear for the relevant period, then Distributor will pay the reasonable expenses associated with such audit. Audits will not be made more frequently than once per calendar year unless the immediately preceding audit discloses material discrepancies.

6. TERM AND TERMINATION

6.1 Term. This Agreement will commence upon the Effective Date and continue for one year, unless earlier terminated in accordance with the provisions of this Agreement. This Agreement will automatically renew for additional successive one-year terms unless at least 60 days before the end of the then-current term either party provides written notice to the other party that it does not want to renew.

6.2 Termination for Convenience. Either party may terminate this Agreement for any reason or for no reason by notifying the other party in writing. Termination in accordance with this Section 6.2 will take effect 60 days after a party receives the other party’s written notice of termination. Distributor may only terminate the Agreement under this Section 6.2 if it is current in all payments to MaxLinear.

6.3 Termination for Material Breach. Either party may terminate this Agreement if the other party does not cure its material breach of this Agreement within 30 days of receiving written notice of the material breach from the non-breaching party. Termination in accordance with this Section 6.3 will take effect when the breaching party receives written notice of termination from the non-breaching party, which notice must not be delivered until the breaching party has failed to cure its material breach during the 30-day cure period.

6.4 No Liability for Termination. Except as expressly required by law, if either party terminates this Agreement in accordance with any of the provisions of this Agreement, neither party will be liable to the other because of such termination for compensation, reimbursement, or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases, or commitments in connection with the business or goodwill of MaxLinear or Distributor. Termination will not, however, relieve either party of obligations incurred prior to the effective date of the termination.

6.5 Effects of Termination or Expiration

(a) Distributor may resell the Products for which orders have been accepted by MaxLinear as of the date of termination or expiration, unless this Agreement was terminated by MaxLinear under Section 6.3, in which case Distributor will not have any post-termination resale rights.

(b) MaxLinear may, but is not obligated to, supply Products to meet Distributor’s End User backlog at termination. MaxLinear will only accept C.O.D. orders after termination.

(c) At MaxLinear’s sole discretion, MaxLinear may purchase Distributor’s inventory of standard Product at cost within 30 days of termination, unless the Agreement was terminated by Distributor. MaxLinear will notify Distributor in writing of any restocking charge for the Product.

(d) Distributor and MaxLinear will continue to provide technical support in accordance with Section 2.6 to End Users that purchased Products before termination or expiration of this Agreement.

(e) Within 14 days of expiration or termination or this Agreement, Distributor will provide MaxLinear with information with regard to status and number of existing commitments to supply the Products to third parties that have not been ordered.

(f) In addition, the following provisions will survive any expiration or termination of this Agreement: Sections 4, 6.5, 8.1, 9.3, 13, and 15. The termination or expiration of this Agreement will not relieve Distributor of (i) the obligation to pay any fees that are due to MaxLinear under this Agreement and (ii) Distributor’s obligation to indemnify MaxLinear as specified in this Agreement.

7. MAXLINEAR NAME AND TRADEMARK USAGE

7.1 Use of Company Names. MaxLinear may identify Distributor in MaxLinear advertising and marketing materials as a Distributor of the Products. MaxLinear will not use any Distributor trademarks to identify Distributor without Distributor’s prior written approval. Distributor may identify MaxLinear as the supplier of the Products in Distributor’s advertising and marketing materials if such materials are approved in writing in advance by MaxLinear, which approval will not be unreasonably withheld.

7.2 MaxLinear Trademarks. Subject to the provisions of this Section 7, during the term of this Agreement, Distributor will have the right to advertise the Products with MaxLinear Trademarks, trade names, service marks, and logos of MaxLinear (“MaxLinear Trademarks”), subject to MaxLinear’s prior inspection and written approval of all materials bearing MaxLinear Trademarks. All representations of MaxLinear Trademarks that Distributor intends to use will first be submitted to MaxLinear for approval (which will not be unreasonably withheld) of design, color, and other details, or will be exact copies of those used by MaxLinear. Distributor will fully comply with all guidelines, if any, communicated by MaxLinear concerning the use of MaxLinear Trademarks. MaxLinear may modify any of MaxLinear Trademarks, or substitute an alternative mark for any of MaxLinear Trademarks, upon 30 days prior notice to Distributor.

7.3 Use of MaxLinear Trademarks. Distributor will not alter or remove any of MaxLinear Trademarks affixed to or otherwise contained on or within the Products. Except as set forth in this Section 7, nothing contained in this Agreement will grant or will be deemed to grant to Distributor any right, title, or interest in or to MaxLinear Trademarks. All uses of MaxLinear Trademarks and related goodwill will inure solely to MaxLinear and Distributor will obtain no rights or goodwill with respect to any of MaxLinear Trademarks, other than as expressly set forth in this Agreement, and Distributor irrevocably assigns to MaxLinear all such right, title, interest, and good will, if any, in any of MaxLinear Trademarks. At no time during or after the term of this Agreement will Distributor challenge or assist others to challenge MaxLinear Trademarks (except to the extent expressly required by applicable law) or the registration thereof or attempt to register any of MaxLinear Trademarks or marks or trade names that are confusingly similar to those of MaxLinear. Upon termination of this Agreement, Distributor will immediately cease to use all MaxLinear Trademarks and any listing by Distributor of MaxLinear’s name in any telephone book, directory, public record, or elsewhere, must be removed by Distributor as soon as possible, but in any event not later than the subsequent issue of such publication.

7.4 Registered User Agreements. MaxLinear and Distributor will enter into registered user agreements with respect to MaxLinear Trademarks pursuant to applicable trademark law requirements in the country in which a Product is resold. Distributor will be responsible for proper filing of the registered user agreement with government authorities worldwide and will pay all costs or fees associated with such filing.

8. PROPRIETARY RIGHTS AND NOTICES

8.1 Proprietary Rights. MaxLinear will own all right, title, and interest in and to the Products. Distributor will not act to jeopardize, limit, or interfere in any manner with MaxLinear’s ownership of and rights with respect to the Products. Distributor will have only those rights in or to the Products and documentation granted to it pursuant to this Agreement. The title to any software or firmware embedded in or provided with the Products will at all times remain vested in MaxLinear. Subject to the terms of this Agreement, MaxLinear hereby grants Distributor a limited, non-transferable, revocable license to use such software and firmware solely in connection with the sale of the Products during the term of this Agreement. End Users and other Product purchasers will obtain a license to use software and firmware directly from MaxLinear.

8.2 Proprietary Rights Notices. Distributor and its employees and agents will not remove or alter any trademark, trade name, copyright, patent, patent pending, or other proprietary notices, legends, symbols, or labels appearing on the Products or related documentation delivered by MaxLinear.

9. LIMITED WARRANTY AND DISCLAIMER

9.1 Mutual Warranties. Each party represents and warrants to the other that: (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms; (b) no authorization or approval from any third party is required in connection with such party’s execution, delivery, or performance of this Agreement; and (c) the execution, delivery, and performance of this Agreement does not violate the laws of any jurisdiction or the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

9.2 Limited Warranty

(a) MaxLinear warrants to Distributor that each Product will be free from defects in design, materials, or manufacture that cause the Product to not conform to its published technical specifications for one year from the date of delivery to Distributor.

(b) If Distributor believes, after reasonable investigation, that a Product failure is covered by the warranty in Section 9.2(a), Distributor may contact MaxLinear’s warranty support center by telephone during regular business hours. Distributor must provide sufficient information to enable MaxLinear support personnel to determine the cause of the failure. MaxLinear may require Distributor to return the Product in accordance with Section 9.2(d) for further evaluation.

(c) If MaxLinear support personnel determine in their reasonable discretion that MaxLinear’s Product failure is covered by the warranty in Section 9.2(a), MaxLinear will, at its option and in accordance with this Section 9.2, (i) repair the Product; (ii) replace the Product; or (iii) issue a credit for the amount paid by Distributor for the Product upon return of the Product.

(d) If a Product is to be returned to MaxLinear, Distributor will, at its expense, return the Product in accordance with MaxLinear’s instructions, including first obtaining an RMA number in accordance with Section 3.11. If MaxLinear reasonably determines that a returned Product conforms to the warranty in Section 9.2(a), MaxLinear will invoice Distributor for, and Distributor will pay for, MaxLinear’s costs to return the Product to Distributor. If MaxLinear reasonably confirms that a returned Product does not conform to the warranty in Section 9.2(a), then MaxLinear will, at its option, at no additional cost to Distributor, (i) deliver a repaired or replacement Product to Distributor within a reasonable period or issue a credit for the amount paid by Distributor for the Product; and (ii) issue a credit for Distributor’s reasonable out-of-pocket expenses actually incurred to return the Product to MaxLinear.

(e) All Products repaired or replaced under the warranty will be warranted for the remainder of the warranty period.

(f) The warranty and remedies set forth in this Section 9.2 will not apply to (i) any samples, prototypes, pre-production mark Product, software, or board level products; (ii) any alterations or modifications of, or additions to, the Products made by parties other than MaxLinear; (iii) use of the Products in a manner for which they were not designed or other than as specified in the applicable technical specifications; (iv) the combination, use, or interconnection of the Products with other products not supplied or not approved by MaxLinear; (v) abnormal usage or misuse of the Products; or (vi) Distributor’s or a third party’s negligence. If MaxLinear determines that any warranty claim reported by Distributor falls within any of the foregoing exceptions, Distributor will pay MaxLinear for its services at MaxLinear’s time and materials rates then in effect.

(g) This Section 9.2 sets forth Distributor’s exclusive remedy, and MaxLinear’s entire liability in contract, tort, or otherwise for any breach of warranty for any Product sold by MaxLinear to Distributor.

9.3 WARRANTY DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 9, MAXLINEAR MAKES NO ADDITIONAL REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, AS TO ANY MATTER WHATSOEVER. MAXLINEAR EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, AND TITLE. MAXLINEAR DOES NOT WARRANT AGAINST INTERFERENCE WITH THE ENJOYMENT OF THE PRODUCTS OR AGAINST INFRINGEMENT. DISTRIBUTOR WILL NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF MAXLINEAR TO ANY END USER OR OTHER THIRD PARTY.

10. INFRINGEMENT INDEMNIFICATION

10.1 Defense of Claims. MaxLinear will, at its option and expense, defend Distributor and its officers, employees, directors, agents, and representatives (“Distributor Indemnified Parties”) from or settle any claim, proceeding, or suit (“Claim”) brought by a third party against a Distributor Indemnified Party alleging that Distributor’s authorized resale of a Product infringes or misappropriates any patent, copyright, trade secret, trademark, or other intellectual property right if: (a) the Distributor Indemnified Party gives MaxLinear prompt written notice of the Claim; (b) MaxLinear has full and complete control over the defense and settlement of such Claim; (c) the Distributor Indemnified Parties provide assistance, at MaxLinear’s expense as specified in Section 10.2, in connection with the defense and settlement of such Claim as MaxLinear may reasonably request; and (d) the Distributor Indemnified Parties comply with any settlement or court order made in connection with such Claim (e.g., relating to the future use, sale, or distribution of any infringing Products). The Distributor Indemnified Parties will not defend or settle any such Claim without MaxLinear’s prior written consent. The applicable Distributor Indemnified Party will have the right to participate in the defense of such Claim at its own expense and with counsel of its own choosing, but MaxLinear will have sole control over the defense and settlement of the Claim.

10.2 Indemnification. MaxLinear will indemnify the Distributor Indemnified Parties against and pay (a) all damages, costs, and attorneys’ fees finally awarded against a Distributor Indemnified Party in any Claim under Section 10.1; (b) all out-of-pocket costs (including reasonable attorneys’ fees) reasonably incurred by any of them in connection with the defense of such Claim, including assistance provided under Section 10.1(c) (other than attorneys’ fees and costs incurred without MaxLinear’s consent after MaxLinear has accepted defense of such claim); and, (c) all amounts that MaxLinear agrees to pay to a third party in settlement of any Claim under Section 10.1.

10.3 Mitigation. If Distributor’s resale of a Product is, or in MaxLinear’s reasonable opinion is likely to become, enjoined or materially diminished as a result of a Claim under Section 10.1, then MaxLinear will, at its option: (a) procure the continuing right of Distributor to resale a Product; (b) replace or modify a Product in a functionally equivalent manner so that it no longer infringes; or (c) terminate Distributor’s right to resell that Product under this Agreement.

10.4 Exceptions. MaxLinear will have no obligation under this Section 9.2 for any alleged infringement or misappropriation to the extent that it arises out of or is based upon (a) resale of a Product in combination with other products if such alleged infringement or misappropriation would not have arisen but for such combination; (b) a Product that is provided to comply with designs, requirements, or specifications required by or provided by Distributor, if the alleged infringement or misappropriation would not have arisen but for the compliance with such designs, requirements, or specifications; (c) resale of a Product for purposes not intended; (d) failure to resale a Product in accordance with instructions provided by MaxLinear, if the alleged infringement or misappropriation would not have occurred but for such failure; or (e) any modification of a Product not made or authorized in writing by MaxLinear where such alleged infringement or misappropriation would not have occurred absent such modification. Distributor is responsible for any costs or damages that result from these actions.

10.5 Exclusive Remedy. This Section 9.2 states MaxLinear’s sole and exclusive liability, and Distributor’s sole and exclusive remedy, for the actual or alleged infringement or misappropriation of any third party intellectual property right by a Product.

11. DISTRIBUTOR INDEMNIFICATION

11.1 Defense of Claims. Distributor will defend MaxLinear and its affiliates and their employees, directors, agents, and representatives (“MaxLinear Indemnified Parties”) from any actual or threatened third party Claim arising out of or based upon Distributor’s performance or failure to perform under this Agreement, its negligence or willful misconduct, or its breach of this Agreement. The MaxLinear Indemnified Parties will: (a) give Distributor prompt written notice of the claim; (b) grant Distributor full and complete control over the defense and settlement of the claim; and (c) assist Distributor with the defense and settlement of the claim as Distributor may reasonably request.

11.2 Indemnification. Distributor will indemnify each of the MaxLinear Indemnified Parties against (a) all damages, costs, and attorneys’ fees finally awarded against any of them in any Claim under Section 11.1; (b) all out-of-pocket costs (including reasonable attorneys’ fees) reasonably incurred by any of them in connection with the defense of such Claim (other than attorneys’ fees and costs incurred without Distributor’s consent after Distributor has accepted defense of such claim); and, (c) all amounts that Distributor agrees to pay to a third party in settlement of any Claim arising under Section 11.1.

12. INSURANCE

12.1 Required Coverage. During the term of this Agreement, Distributor, at its sole cost and expense, will carry and maintain insurance with a reputable company insuring MaxLinear, its agents, employees, and associates from general liability, specifically covering personal and bodily injury and property damage. Distributor must obtain insurance with limits that are reasonable to cover damage to or loss of Product inventory.

12.2 Proof of Insurance. Distributor will provide MaxLinear with a Certificate of Insurance stating that the foregoing insurance policies are in full force and effect. Distributor will require each insurer to give Distributor 30 days’ written notice before the policy or policies are canceled or materially altered.

13. CONFIDENTIAL INFORMATION

13.1 “Confidential Information” means any trade secrets or other information of a party, whether of a technical, business, or other nature (including, without limitation, information relating to a party’s technology, software, products, services, designs, methodologies, business plans, finances, marketing plans, distributors, prospects, or other affairs), that is disclosed to a party during the term of this Agreement and that is in tangible form and is marked as “Confidential”, “Proprietary”, or with some similar legend. The MaxLinear Products and related information will be the Confidential Information of MaxLinear. Confidential Information does not include any information that: (a) was known to the receiving party prior to receiving the same from the disclosing party in connection with this Agreement; (b) is independently developed by the receiving party without use of or reference to the Confidential Information of the disclosing party; (c) is acquired by the receiving party from another source without restriction as to use or disclosure; or (d) is or becomes part of the public domain through no fault or action of the receiving party.

13.2 Nondisclosure. During and after the term of this Agreement, each party will: (a) not disclose the other party’s Confidential Information to a third party unless the third party must access the Confidential Information to perform in accordance with this Agreement and the third party has executed a written agreement that contains terms that are substantially similar to the terms contained in this Section 13; and (b) protect the other party’s Confidential Information from unauthorized disclosure to the same extent (but using no less than a reasonable degree of care) that it protects its own Confidential Information of a similar nature.

13.3 Confidentiality of Agreement. Neither party to this Agreement will disclose the terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws. Notwithstanding the above provisions, each party may disclose the terms of this Agreement (a) in connection with the requirements of a public offering or securities filing; (b) in confidence, to accountants, banks, and financing sources and their advisors; (c) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (d) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

13.4 Return of Materials. Upon the termination or expiration of this Agreement, or upon earlier request, each party will deliver to the other all Confidential Information that it may have in its possession or control. Notwithstanding the foregoing, neither party will be required to return materials that it must retain in order to receive the benefits of this Agreement or properly perform in accordance with this Agreement.

13.5 Existing Obligations. The obligations in this Section 13 are in addition to, and supplement, each party’s obligations of confidentiality under any nondisclosure or other agreement between the parties.

14. LIMITATION OF LIABILITY

14.1 Disclaimer of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, MAXLINEAR WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO DISTRIBUTOR OR END USERS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF BUSINESS, EVEN IF MAXLINEAR IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. MAXLINEAR IS NOT LIABLE FOR ANY DAMAGES CAUSED BY NON-DELIVERY TO DISTRIBUTOR BY MAXLINEAR.

14.2 Cap on Liability. UNDER NO CIRCUMSTANCES WILL MAXLINEAR’S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING BUT NOT

LIMITED TO WARRANTY CLAIMS), REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT PAID BY DISTRIBUTOR TO MAXLINEAR DURING THE PREVIOUS 12 MONTHS. UNDER THIS AGREEMENT (DETERMINED AS OF THE DATE OF ANY FINAL JUDGMENT IN AN ACTION).

14.3 Independent Allocations of Risk. EACH PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, OR EXCLUSION OF DAMAGES IS TO ALLOCATE THE RISKS OF THIS AGREEMENT BETWEEN THE PARTIES. THIS ALLOCATION IS REFLECTED IN THE PRICING OFFERED BY MAXLINEAR TO DISTRIBUTOR AND IS AN ESSENTIAL ELEMENT OF THE BASIS OF THE BARGAIN BETWEEN THE PARTIES. EACH OF THESE PROVISIONS IS SEVERABLE AND INDEPENDENT OF ALL OTHER PROVISIONS OF THIS AGREEMENT, AND EACH OF THESE PROVISIONS WILL APPLY EVEN IF THE REMEDIES IN THIS AGREEMENT HAVE FAILED OF THEIR ESSENTIAL PURPOSE.

15. GENERAL

15.1 Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement should be construed to give either party the power to (a) act as an agent or (b) direct or control the day-to-day activities of the other. Financial and other obligations associated with each party’s business are the sole responsibility of that party.

15.2 Assignability. Distributor may not assign its right, duties, or obligations under this Agreement without MaxLinear’s prior written consent. If consent is given, this Agreement will bind Distributor’s successors and assigns. Any attempt by Distributor to transfer its rights, duties, or obligations under this Agreement except as expressly provided in this Agreement is void.

15.3 Nonsolicitation. During the term of this Agreement and for a period of one year thereafter, Distributor will not, directly or indirectly, employ or solicit the employment or services of a MaxLinear employee or independent contractor without the prior written consent of MaxLinear.

15.4 Notices. Any notice required or permitted to be given in accordance with this Agreement will be effective if it is in writing and sent by certified or registered mail, or insured courier, return receipt requested, to the appropriate party at the address set forth below and with the appropriate postage affixed. Either party may change its address for receipt of notice by notice to the other party in accordance with this Section. Notices are deemed given two business days following the date of mailing or one business day following delivery to a courier:

To Distributor:

Lestina International Ltd.

Rm. 1001, Chevalier Commercial Centre

8 Wang Hoi Road, Kowloon Bay, HK

Attn: Mr. Eddie Chiu

To MaxLinear:

MaxLinear, Inc.

ATTN:

With a copy to:

Wilson Sonsini Goodrich & Rosati

701 Fifth Avenue, Suite 5100

Seattle, WA 98104 U.S.A.

ATTN: Parag Gheewala, Esq.

15.5 Force Majeure. MaxLinear will not be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any cause or condition beyond MaxLinear’s reasonable control, so long as MaxLinear uses commercially reasonable efforts to avoid or remove such causes of non-performance.

15.6 Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with MaxLinear’s corporate policies regarding foreign business practices, Distributor and its employees and agents will not directly or indirectly make and offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government, including the United States Government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist MaxLinear in obtaining, retaining, or directing any such business.

15.7 Governing Law. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the local laws of the State of California, U.S.A. without reference to its choice of law rules and not including the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods.

15.8 Arbitration. If there is a dispute between the parties under this Agreement, the parties will agree upon and appoint one arbitrator no later than 20 days after the notice of arbitration is received. If the parties do not agree on an arbitrator, the arbitrator will be selected in accordance with the applicable rules of the American Arbitration Association (AAA) for the appointment of an arbitrator. The selection of an arbitrator under the rules of the AAA will be final and binding on the parties. The arbitrator will have at least 15 years of appropriate experience in the semiconductor industry and be independent of the parties. The arbitrator will conduct the arbitration in accordance with the applicable rules of the AAA. The arbitration will be held in San Diego County, California. The arbitrator will limit discovery as reasonably practicable to complete the arbitration as soon as practicable. The arbitrator’s decision will be final and binding on both parties. The costs and expenses of the arbitration will be shared equally by both parties. This Section 15.8 will not prohibit either party from seeking injunctive relief in a court of competent jurisdiction.

15.9 Waiver. The waiver by either party of any breach of any provision of this Agreement does not waive any other breach. The failure of any party to insist on strict performance of any covenant or obligation in accordance with this Agreement will not be a waiver of such party’s right to demand strict compliance in the future, nor will the same be construed as a novation of this Agreement.

15.10 Severability. If any part of this Agreement is found to be illegal, unenforceable, or invalid, the remaining portions of this Agreement will remain in full force and effect. If any material limitation or restriction on the grant of any rights to Distributor under this Agreement is found to be illegal, unenforceable, or invalid, the right granted will immediately terminate.

15.11 Interpretation. The parties have had an equal opportunity to participate in the drafting of this Agreement and the attached exhibits, if any. No ambiguity will be construed against any party based upon a claim that that party drafted the ambiguous language. The headings appearing at the beginning of several sections contained in this Agreement have been inserted for identification and reference purposes only and must not be used to construe or interpret this Agreement. Whenever required by context, a singular number will include the plural, the plural number will include the singular, and the gender of any pronoun will include all genders.

15.12 Counterparts. This Agreement may be executed in any number of identical counterparts, notwithstanding that the parties have not signed the same counterpart, with the same effect as if the parties had signed the same document. All counterparts will be construed as and constitute the same agreement. This Agreement may also be executed and delivered by facsimile and such execution and delivery will have the same force and effect of an original document with original signatures.

15.13 Order of Preference. For all purposes under this Agreement, in the event of a conflict, the order of precedence will be, (a) a Product order executed by both parties; (b) this Agreement; and (c) MaxLinear’s Terms and Conditions of Sale. No terms, provisions or conditions of any Distributor purchase order, acknowledgement or other business form that Distributor may use in connection with this Agreement shall have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of MaxLinear to object to such terms, provisions or conditions.

15.14 Entire Agreement. This Agreement, including all exhibits, is the final and complete expression of the agreement between these parties regarding the licensing of the Products. This Agreement supersedes, and the terms of this Agreement govern, all previous oral and written communications regarding these matters, all of which are merged into this Agreement. No employee, agent, or other representative of MaxLinear has any authority to bind MaxLinear with respect to any statement, representation, warranty, or other expression unless the same is specifically set forth in this Agreement. No usage of trade or other regular practice or method of dealing between the parties will be used to modify, interpret, supplement, or alter the terms of this Agreement. This Agreement may be changed only by a written agreement signed by an authorized agent of the party against whom enforcement is sought.

“MaxLinear”	“Distributor”

MaxLinear, Inc.	Lestina International Ltd.

Name:	Name:	Eddie Chiu

Title:	Title:	President

Signature:	Signature:	/s/ Eddie Chiu

Date:	Date:	August 17, 2009

EXHIBIT A

BUSINESS TERMS

1.	Territory. Distributor is authorized to market and resell Products in the following countries:

China and Taiwan

(a)	Products. Distributor is authorized to resell the following MaxLinear Products:

MxL5007T, MxL135RF, MxL201RF, MxL203RF, MxL101SF, MxL111SF, MxL241SF.

2.	Minimum Required Inventory. MaxLinear will require Distributor to carry a minimum Required Inventory (“RI”) level on a rolling basis as determined by the following formulas:

RI = Current Month Demand (“CMD”). By the first of each month, Distributor is required to have 100% of Current Month Demand as determined by MaxLinear forecast

If Additional Weeks (“AW”) of inventory are required by MaxLinear on any Product lines,

[***],

(Where: NMD = Next Month Demand as determined by MaxLinear monthly forecast, and AW = Number of additional weeks required by MaxLinear)

The number of Additional Weeks of inventory for specified Products will be as notified in writing by MaxLinear from time to time. MaxLinear will not require more than [***] Additional Weeks of inventory without written agreement by both Parties.

As a basis of calculation for RI, MaxLinear will provide Distributor a Left To Book (“LTB”) report of the monthly RI for review. The LTB report will factor the then-current MaxLinear forecast, MaxLinear lead time, Distributor inventory, Distributor backlog and the appropriate RI formula as outlined above. Distributor will have five days from receipt of the LTB Report to note any exceptions and 10 days from receipt to issue Purchase Orders covering any left-to-book demand as provided for in the LTB report.

3.	Commission

MaxLinear will pay a base commission of [***]% for logistics and fulfillment support provided that Distributor maintains the required CMD inventory as determined by Maxlinear monthly forecast and places orders for such inventory at MaxLinear standard lead time. MaxLinear reserves the right to reduce the base commission by [***]% for any period where orders are not placed at published lead times.

MaxLinear will pay an additional [***]% commission for each additional week of inventory required on Products as notified in writing by MaxLinear. Additional commission rate will become effective when the target inventory is achieved, excluding new orders when the number of Additional Weeks is reduced.

For registered new business opportunities developed and supported by the Distributor per the terms of the New Opportunity Registration Program outlined below, MaxLinear will pay additional commission for each new Opportunity according to the following schedule:

	Specification Credit	Design Credit
First US $[***]:	[***]%	[***]%
Next US $[***]:	[***]%	[***]%
Table1.

4.	New Opportunity Registration Program

Bonus commission will be paid for the successful development and support of registered New Business Opportunities. To qualify, the Distributor must meet the following terms:

New Business Opportunities are defined as new End User or new Products designed into existing End Users. New Business Opportunities must be registered to qualify. The first Distributor to qualify for registration by meeting all Registration Qualification Requirements will qualify for credit and support from MaxLinear.

***Indicates that confidential treatment has been sought for this information.

5.	Registration Qualification Requirements:

For each New Business Opportunity, Distributor must:

•	Accurately complete MaxLinear New Opportunity Form.

•	Adequately qualify each new opportunity to the satisfaction of the MaxLinear Account Manager

•	Provide Bi-Weekly Sales Activity Reports for each registered opportunity in a format satisfactory to the MaxLinear Account Manager. Sales Activity Reports shall at a minimum include;

¡	Opportunity status, next steps and action items

¡	Updated program schedule of key milestones

•	Provide “Tier 1” technical and sales support

•	Provide post sales support.

Subject to the requirements listed above, Distributor will receive written confirmation of registration of each New Business Opportunity. MaxLinear’s Account Manager may disqualify registration based on lack of progress or adherence to the above requirements at any time.

Based on the support level and influence actually provided by the Distributor, MaxLinear, at its sole discretion, will grant Distributor Specification Credit or Design Credit for each New Business Opportunity. The granting of credits is for the purposes of determining the commission rate for new business opportunities per Table 1. above.

Specification Credit is earned if Distributor is the primary source of influence over the customer’s decision to select a MaxLinear component in the component selection process.

Design Credit is earned if the Distributor is the primary source of Tier 1 technical and sales support throughout the design in process.

EXHIBIT B

TECHNICAL SUPPORT FOR END USERS

MAXLINEAR TECHNICAL CONTACT	DISTRIBUTOR TECHNICAL CONTACT

Name:	Name:

Address:	Address:

Phone:	Phone:

Fax:	Fax:

Email:	Email:

1. Support Tiers

(a) Tier I Support: Tier I Support consists of providing End Users with telephone, email, and on-site support.

(b) Tier II Support: Tier II Support consists of consultation with Tier I support personnel regarding issues that are beyond their scope of expertise and performing warranty troubleshooting and repair.

2. Distributor Support Responsibilities. Distributor, or its designee, will be solely responsible for providing Tier I Support relating to the Products to End Users. Under no circumstances will Distributor facilitate, instruct, or encourage its End Users to contact MaxLinear directly. Distributor’s support responsibilities must be performed by personnel who have completed training programs specified by MaxLinear. Notwithstanding such training, Distributor is fully responsible for the product knowledge and technical support skills of its personnel. Distributor will promptly return calls for support and other services related to the Products, and will otherwise use all commercially reasonable efforts to assist End Users to resolve any questions concerning the Products. Distributor will perform all initial troubleshooting before escalating to MaxLinear’s Tier II Support group. Distributor will distribute maintenance releases and error corrections only to End Users that have paid for Support services.

3. MaxLinear Support Responsibilities. MaxLinear, or its designee, will be responsible for providing Tier II Support relating to the Products to Distributor or its designee during MaxLinear’s standard hours for support and maintenance. MaxLinear’s support responsibilities do not include consultation with Distributor’s End Users. Any additional support related to Products requested by Distributor will be provided at MaxLinear’s sole discretion and may be charged to Distributor at then-current time and materials rate. MaxLinear reserves the right to provide support and maintenance services directly to End Users under a separate agreement.